Exhibit 99.1

EARNINGS RELEASE FOR THE YEAR AND QUARTER ENDED JUNE 30, 2011

NEWS CORPORATION REPORTS FOURTH

QUARTER INCOME FROM CONTINUING OPERATIONS

OF $982 MILLION, $0.35 PER SHARE.

TOTAL SEGMENT OPERATING INCOME GREW 45%

TO $1.35 BILLION ON 11% REVENUE GROWTH

FULL YEAR INCOME FROM CONTINUING

OPERATIONS OF $3.15 BILLION ON TOTAL SEGMENT

OPERATING INCOME OF $4.85 BILLION

NEW YORK, NY, August 10, 2011 – News Corporation (NASDAQ: NWS, NWSA; ASX: NWS, NWSLV) today reported fourth quarter total segment operating income(1) of $1.35 billion, a $420 million or 45% increase compared to $932 million reported a year ago. This increase was driven by improved contributions at all segments, led by growth at the Television segment. For the full year, the Company reported adjusted total segment operating income(2) of $4.98 billion compared to $4.46 billion reported a year ago. This 12% increase was driven by significant operating income increases at the Cable Network Programming and Television segments which were partially offset by decreases at the Filmed Entertainment segment, reflecting the prior year contributions from Avatar, and increased losses at Myspace.

The Company reported fourth quarter income from continuing operations of $982 million ($0.35 per share) compared to $902 million ($0.33 per share) reported in the fourth quarter a year ago. For the full year, the Company reported income from continuing operations of $3.15 billion ($1.14 per share) compared to $2.64 billion ($0.97 per share) reported in fiscal 2010.

The Company reported fourth quarter net income of $683 million ($0.26 per share). For the full year, the Company reported net income of $2.74 billion ($1.04 per share), compared to net income of $2.54 billion ($0.97 per share) reported in fiscal 2010. Net income for both the fourth quarter and the year includes a $254 million loss, net of tax ($0.10 per share) resulting from the Company’s sale of Myspace.

Commenting on the results, Chairman and Chief Executive Officer Rupert Murdoch said:

“I’m pleased that once again News Corporation exhibited operational momentum in both the final quarter of fiscal 2011 and for the full year driven by significant increases at our market-leading Cable Network Programming and Television segments. While it has been a good quarter from a financial point of view, our company has faced challenges in recent weeks relating to our London tabloid, News of the World. We are acting decisively in the matter and will do whatever is necessary to prevent something like this from ever occurring again.

(1)	Total segment operating income is a non-GAAP financial measure. See page 11 for a description of total segment operating income and for a reconciliation of total segment operating income to income before income tax expense.
(2)	Adjusted total segment operating income excludes a $125 million pre-tax charge ($0.03 per share, net of tax) and $500 million pre-tax charge ($0.12 per share, net of tax) at the Company’s integrated marketing services business related to the settlement of litigation in fiscal years 2011 and 2010, respectively. Including these charges, full year total segment operating income was $4.85 billion in fiscal 2011 and $3.96 billion fiscal 2010.

“It is important to note that there has been no material impact on our other operations. Our broad, diverse group of businesses across the globe is extremely strong today. The drivers of our businesses are intact, our position is strong and our future is promising. Our fundamental goals at News Corp are to produce sustained, meaningful value for shareholders, provide outstanding content and services to customers and consumers – and do it with integrity. These goals are interrelated and all three are critically important. And we will deliver on them.”

REVIEW OF SEGMENT OPERATING RESULTS

Total Segment Operating Income (Loss)

	3 Months Ended June 30,		12 Months Ended June 30,
	2011	2010	2011		2010
	US $ Millions

Cable Network Programming	$631	$563	$2,760		$2,268
Filmed Entertainment	210	137	927		1,349
Television	233	113	681		220
Direct Broadcast Satellite Television	145	97	232		230
Publishing	270	196	864	*	467	*
Other	(137)	(174)	(614)		(575)

Total Segment Operating Income	$1,352	$932	$4,850	*	$3,959	*

*	The twelve months ended June 30, 2011 and 2010 include litigation settlement charges of $125 million and $500 million, respectively. Excluding these charges, adjusted total segment operating income is $4,975 million and $4,459 million in the twelve months ended June 30, 2011 and 2010, respectively.

Cable Network Programming

Cable Network Programming reported fourth quarter segment operating income of $631 million, a 12%, or $68 million increase over the fourth quarter a year ago. The growth was driven by a 15% increase in revenue, which was partially offset by higher programming expenses and the write down of other assets. The programming expense increase was driven by the closure of two underperforming channels in Europe and the cancellation of certain general entertainment programming. Full year segment operating income increased 22% or $492 million over the prior year on revenue growth of 14%.

Affiliate revenue growth of 7% at the domestic cable channels and 30% at the international cable channels for the fourth quarter of fiscal 2011 primarily reflects higher rates and subscribers. The international increase was led by growth in Latin America and Asia. Full year affiliate revenue at the Company’s domestic and international cable channels increased 10% and 20%, respectively.

Advertising revenue at the domestic cable channels grew 23% in the fourth quarter of fiscal 2011 over the prior year period led by pricing and ratings growth at the FX Network. The international cable channels’ advertising revenue grew 20% over the prior year, primarily due to improving advertising markets and higher viewership trends, led by particular strength at our STAR India channels. Full year advertising revenue at the Company’s domestic and international cable channels increased 17% and 22%, respectively.

Filmed Entertainment

Filmed Entertainment reported fourth quarter segment operating income of $210 million, compared to $137 million reported in the same period a year ago. The 53%, or $73 million, growth was due to the worldwide theatrical performance of Rio (which has generated over $475 million of worldwide box office receipts to date), the home entertainment performance of Black Swan and The Chronicles of Narnia: Voyage of the Dawn Treader, and timing of revenue availability for worldwide pay and free TV catalog product. Fourth quarter results also benefited from increased operating profit at Twentieth Century Fox Television, which was led by the growth of digital distribution revenue from library content and contributions from the Glee concert tour.

Full year segment operating income decreased 31%, or $422 million, over the prior year. The prior year segment results, representing the highest Filmed Entertainment results in the Company’s history, were driven by the blockbuster worldwide theatrical and home entertainment performances of Avatar and Ice Age: Dawn of the Dinosaurs, which together contributed more than half of last year’s segment operating profit.

Television

Television reported fourth quarter segment operating income of $233 million, an increase of $120 million versus the same period a year ago, led by a 7% increase in revenues. This growth reflects a stronger overall national advertising market and increased retransmission consent revenues. Also contributing to the operating income growth were lower general entertainment programming costs primarily resulting from the absence of 24. Full year segment operating income of $681 million, more than tripled from year ago levels, on 13% revenue growth. The revenue growth was driven by stronger national and local advertising markets, the broadcast of Super Bowl XLV, and increased retransmission consent revenues.

Direct Broadcast Satellite Television

SKY Italia generated fourth quarter segment operating income of $145 million, compared to $97 million of operating income reported a year ago. The improvement was due to lower programming costs, resulting from the absence of FIFA World Cup costs in the current year, partially offset by higher costs related to the continued rollout of premium services. Fourth quarter local currency revenue was in line with that of the corresponding period of the prior year as increased subscription revenue was offset by lower advertising and activation fee contributions. Full year segment operating income was in line with fiscal 2010 levels. Approximately 57,000 net new subscribers were added during the quarter (230,000 net new subscribers were added during the full year), bringing SKY Italia’s quarter-end subscriber base to 4.97 million, its highest subscriber base ever.

Publishing

Publishing reported fourth quarter segment operating income of $270 million, a $74 million increase compared to the $196 million reported a year ago, reflecting higher advertising and circulation revenues at The Wall Street Journal and lower costs at the integrated marketing services business. The quarter also benefited from the strengthening Australian dollar and British Pound Sterling. Full year segment operating income was $864 million, compared to $467 million reported a year ago. The current year and prior year results include litigation settlement charges of $125 million and $500 million, respectively. Excluding these charges, full year segment operating income increased $22 million, or 2% from last year.

Other

The Other segment reported a fourth quarter segment operating loss of $137 million, a $37 million improvement from the fourth quarter of the prior year. This improvement reflected reduced Digital Media Group losses as lower operating expenses resulting from cost reduction efforts more than offset lower advertising and search revenues at Myspace. Full year segment operating loss of $614 million represents a $39 million increase from the prior year, primarily resulting from decreased advertising and search revenues at Myspace.

OTHER ITEMS

A dividend of $0.095 per Class A and Class B share has been declared and is payable on October 19, 2011. The record date for determining dividend entitlements is September 14, 2011. The $0.095 dividend reflects a normal ordinary dividend of $0.085 and an incremental dividend of $0.01 to bring the total dividend declared related to fiscal 2011 results to $0.17 per share of Class A Common Stock and Class B Common Stock.

On July 12, 2011 News Corporation announced that its Board of Directors approved a stock repurchase program totaling $5 billion. This program increases the approximately $1.8 billion remaining under the Company’s prior program to $5 billion. News Corporation is targeting to acquire the $5 billion of Class A common stock and Class B common stock from time to time over the next 12 months. The repurchases will be made through open market transactions and the timing of such transactions and class of shares purchased will depend on a variety of factors, including market conditions and blackout periods. The Company will not commence the repurchase program until the current blackout period expires on August 15, 2011. The stock repurchase program does not obligate the Company to repurchase any dollar amount or number of shares of its common stock, and the program may be extended, modified, suspended or discontinued at any time.

In July 2011, the Company announced that it would close its publication, News of the World, after allegations of phone hacking and payments to police. As a result of these allegations, the Company is subject to several ongoing investigations by U.K. and U.S. regulators and governmental authorities, including investigations into whether similar conduct may have occurred at the Company’s subsidiaries outside of the U.K. The Company is fully cooperating with these investigations. In addition, the Company has admitted liability in a number of civil cases related to the phone hacking allegations and has settled a number of cases. The Company has taken steps to solve the problems relating to News of the World including the creation and establishment of an independent Management & Standards Committee, which will have oversight of, and take responsibility for, all matters in relation to the News of the World phone hacking case, police payments and all other connected issues at News International Group Limited (“News International”), including as they may relate to other News International publications.

In June 2010, the Company announced that it had proposed to the board of directors of British Sky Broadcasting Group plc (“BSkyB”), in which the Company currently has an approximate 39% interest, to make a cash offer of 700 pence per share for the BSkyB shares that the Company does not already own. On July 13, 2011, the Company announced that it no longer intended to make an offer for the BSkyB shares that the Company does not already own. As a result of the July 2011 announcement, the Company paid BSkyB a breakup fee of approximately $63 million in accordance with a cooperation agreement between the parties.

In July 2011, the Company sold its majority interest in its outdoor advertising businesses in Russia and Romania for approximately $360 million. The Company expects to record a gain related to the sale of these business during the first quarter of fiscal 2012.

REVIEW OF EQUITY EARNINGS (LOSSES) OF AFFILIATES’ RESULTS

Fiscal 2011 fourth quarter earnings from affiliates were $190 million as compared to $177 million in the same period a year ago. This increase was driven by increased contributions from NDS and ESPN Star Sports. These improvements were offset by lower contributions from BSkyB as improved operating results were more than offset by the absence of the favorable litigation settlement in the corresponding period of fiscal 2010. Full year earnings from affiliates were $462 million compared to $448 million in fiscal 2010.

The Company’s share of equity earnings (losses) of affiliates is as follows:

		3 Months Ended June 30,		12 Months Ended June 30,
	% Owned	2011	2010	2011	2010
	US $ Millions
BSkyB	39%(1)	$144	$199	$498	$537
Other affiliates	Various(2)	46	(22)	(36)	(89)

Total equity earnings of affiliates		$190	$177	$462	$448

(1)	Please refer to BSkyB’s earnings releases for detailed information.
(2)	Primarily comprised of Sky Deutschland, NDS, Australian and STAR equity affiliates.

Foreign Exchange Rates

Average foreign exchange rates used in the year-to-date profit results are as follows:

	12 Months Ended June 30,
	2011	2010

Australian Dollar/U.S. Dollar	0.99	0.88
U.K. Pounds Sterling/U.S. Dollar	1.59	1.58
Euro/U.S. Dollar	1.36	1.39

To receive a copy of this press release through the Internet, access News Corporation’s corporate Web site located at http://www.newscorp.com.

Audio from News Corporation’s conference call with analysts on the fourth quarter results can be heard live on the Internet at 4:30 p.m. Eastern Daylight Time today. To listen to the call, visit http://www.newscorp.com.

Cautionary Statement Concerning Forward-Looking Statements

This document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s views and assumptions regarding future events and business performance as of the time the statements are made. Actual results may differ materially from these expectations due to changes in global economic, business, competitive market and regulatory factors. More detailed information about these and other factors that could affect future results is contained in our filings with the Securities and Exchange Commission. The “forward-looking statements” included in this document are made only as of the date of this document and we do not have any obligation to publicly update any “forward-looking statements” to reflect subsequent events or circumstances, except as required by law.

CONTACTS:
Reed Nolte, Investor Relations	Teri Everett, Press Inquiries
212-852-7092 Joe Dorrego, Investor Relations 212-852-7856	212-852-7070

CONSOLIDATED STATEMENTS OF OPERATIONS

	3 Months Ended June 30,		12 Months Ended June 30,
	2011	2010	2011	2010
	US $ Millions (except share related amounts)

Revenues	$8,962	$8,110	$33,405	$32,778

Operating expenses	(5,588)	(5,203)	(21,058)	(21,015)
Selling, general and administrative expenses	(1,668)	(1,680)	(6,306)	(6,619)
Depreciation and amortization	(354)	(295)	(1,191)	(1,185)
Impairment and restructuring charges	(28)	(217)	(313)	(253)
Equity earnings of affiliates	190	177	462	448
Interest expense, net	(260)	(230)	(966)	(991)
Interest income	41	30	126	91
Other, net	59	212	18	69

Income from continuing operations before income tax expense	1,354	904	4,177	3,323
Income tax expense	(372)	(2)	(1,029)	(679)

Income from continuing operations	982	902	3,148	2,644
Loss on disposition of discontinued operations, net of tax	(254)	—	(254)	—

Net Income	728	902	2,894	2,644
Less: Net income attributable to noncontrolling Interests	(45)	(27)	(155)	(105)

Net income attributable to News Corporation stockholders	$683	$875	$2,739	$2,539

Weighted average shares:	2,636	2,631	2,633	2,628

Income from continuing operations attributable to News Corporation stockholders per share:	$0.35	$0.33	$1.14	$0.97

Net income attributable to News Corporation stockholders per share:	$0.26	$0.33	$1.04	$0.97

CONSOLIDATED BALANCE SHEETS

	June 30, 2011	June 30, 2010
	US $ Millions
Assets
Current assets:
Cash and cash equivalents	$12,680	$8,709
Receivables, net	6,330	6,431
Inventories, net	2,332	2,392
Other	442	492

Total current assets	21,784	18,024

Non-current assets:
Receivables	350	346
Investments	4,867	3,515
Inventories, net	4,198	3,254
Property, plant and equipment, net	6,542	5,980
Intangible assets, net	8,587	8,306
Goodwill	14,697	13,749

Other non-current assets	955	1,210

Total assets	$61,980	$54,384

Liabilities and Equity
Current liabilities:
Borrowings	$32	$129
Accounts payable, accrued expenses and other current liabilities	5,773	5,204
Participations, residuals and royalties payable	1,511	1,682
Program rights payable	1,298	1,135
Deferred revenue	957	712

Total current liabilities	9,571	8,862

Non-current liabilities:
Borrowings	15,463	13,191
Other liabilities	2,908	2,979
Deferred income taxes	3,712	3,486
Redeemable noncontrolling interests	242	325
Commitments and contingencies
Equity:
Class A common stock, $0.01 par value	18	18
Class B common stock, $0.01 par value	8	8
Additional paid-in capital	17,435	17,408
Retained earnings and accumulated other comprehensive income	12,045	7,679

Total News Corporation stockholders’ equity	29,506	25,113
Noncontrolling interests	578	428

Total equity	30,084	25,541

Total liabilities and equity	$61,980	$54,384

CONSOLIDATED STATEMENTS OF CASH FLOWS

	12 Months Ended June 30,
	2011	2010
	US $ Millions
Operating activities:
Net income	$2,894	$2,644
Loss on disposition of discontinued operations, net of tax	254	—
Income from continuing operations	3,148	2,644
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	1,191	1,185
Amortization of cable distribution investments	92	84
Equity earnings of affiliates	(462)	(448)
Cash distributions received from affiliates	310	317
Impairment charges (net of tax of $0 and $19 million, respectively)	168	181
Other, net	(18)	(69)
Change in operating assets and liabilities, net of acquisitions:
Receivables and other assets	377	(282)
Inventories, net	(627)	(110)
Accounts payable and other liabilities	292	352

Net cash provided by operating activities	4,471	3,854

Investing activities:
Property, plant and equipment, net of acquisitions	(1,171)	(914)
Acquisitions, net of cash acquired	(831)	(143)
Investments in equity affiliates	(326)	(428)
Other investments	(322)	(85)
Proceeds from dispositions	403	1,257

Net cash used in investing activities	(2,247)	(313)

Financing activities:
Borrowings	2,471	1,027
Repayment of borrowings	(557)	(2,080)
Issuance of shares	12	24
Dividends paid	(500)	(418)
Purchase of subsidiary shares from noncontrolling interests	(116)	—
Sale of subsidiary shares to noncontrolling interests	50	—
Other, net	—	2

Net cash provided by (used in) financing activities	1,360	(1,445)

Net increase in cash and cash equivalents	3,584	2,096
Cash and cash equivalents, beginning of period	8,709	6,540
Exchange movement on opening cash balance	387	73

Cash and cash equivalents, end of period	$12,680	$8,709

SEGMENT INFORMATION

	3 Months Ended June 30,		12 Months Ended June 30,
	2011	2010	2011		2010
	US $ Millions

Revenues

Cable Network Programming	$2,151	$1,878	$8,037		$7,038
Filmed Entertainment	2,033	1,790	6,899		7,631
Television	1,120	1,047	4,778		4,228
Direct Broadcast Satellite Television	1,038	913	3,761		3,802
Publishing	2,350	2,125	8,826		8,548
Other	270	357	1,104		1,531

Total Revenues	$8,962	$8,110	$33,405		$32,778

Segment Operating Income (Loss)

Cable Network Programming	$631	$563	$2,760		$2,268
Filmed Entertainment	210	137	927		1,349
Television	233	113	681		220
Direct Broadcast Satellite Television	145	97	232		230
Publishing	270	196	864	*	467	*
Other	(137)	(174)	(614)		(575)

Total Segment Operating Income	$1,352	$932	$4,850	*	$3,959	*

*	The twelve months ended June 30, 2011 and 2010 include litigation settlement charges of $125 million and $500 million, respectively. Excluding these charges, adjusted total segment operating income is $4,975 million and $4,459 million in the twelve months ended June 30, 2011 and 2010, respectively.

NOTE 1 – TOTAL SEGMENT OPERATING INCOME AND SEGMENT OPERATING INCOME BEFORE DEPRECIATION AND AMORTIZATION

The Company evaluates the performance of its operating segments based on segment operating income, and management uses total segment operating income as a measure of the performance of operating businesses separate from non-operating factors. Total segment operating income and segment operating income before depreciation and amortization are non-GAAP measures and should be considered in addition to, not as a substitute for, net income, cash flow and other measures of financial performance reported in accordance with GAAP. In addition, these measures do not reflect cash available to fund requirements. These measures exclude items, such as impairment and restructuring charges, which are significant components in assessing the Company’s financial performance. Segment operating income before depreciation and amortization also excludes depreciation and amortization which are also significant components in assessing the Company’s financial performance.

Management believes that total segment operating income and segment operating income before depreciation and amortization are appropriate measures for evaluating the operating performance of the Company’s business and provide investors and equity analysts a measure to analyze operating performance of the Company’s business and enterprise value against historical data and competitors’ data. Total segment operating income and segment operating income before depreciation and amortization is the primary measure used by our chief operating decision maker to evaluate the performance of and allocate resources to the Company’s business segments.

Total segment operating income does not include: Impairment and restructuring charges, Loss on the disposition of discontinued operations, Equity earnings of affiliates, Interest expense, net, Interest income, Other, net, Income tax expense and Net income attributable to noncontrolling interests.

Segment operating income before depreciation and amortization is defined as segment operating income plus depreciation and amortization and the amortization of cable distribution investments and eliminates the variable effect across all business segments of depreciation and amortization. Depreciation and amortization expense includes the depreciation of property and equipment, as well as amortization of finite-lived intangible assets. Amortization of cable distribution investments represents a reduction against revenues over the term of a carriage arrangement and, as such, it is excluded from segment operating income before depreciation and amortization.

The following table reconciles segment operating income before depreciation and amortization to income from continuing operations before income tax expense.

	3 Months Ended June 30,		12 Months Ended June 30,
	2011	2010	2011	2010
	US $ Millions

Segment Operating income before depreciation and amortization	$1,729	$1,247	$6,133	$5,228
Depreciation and amortization	(354)	(295)	(1,191)	(1,185)
Amortization of cable distribution investments	(23)	(20)	(92)	(84)

Total Segment Operating income	1,352	932	4,850	3,959
Impairment and restructuring charges	(28)	(217)	(313)	(253)
Equity earnings of affiliates	190	177	462	448
Interest expense, net	(260)	(230)	(966)	(991)
Interest income	41	30	126	91
Other, net	59	212	18	69

Income from continuing operations before income tax expense	$1,354	$904	$4,177	$3,323

	For the Three Months Ended June 30, 2011 (US $ Millions)
	Segment Operating income (loss) before depreciation and amortization	Depreciation and amortization	Amortization of cable distribution investments	Segment Operating income (loss)
Cable Network Programming	$699	$(45)	$(23)	$631
Filmed Entertainment	252	(42)	—	210
Television	258	(25)	—	233
Direct Broadcast Satellite Television	252	(107)	—	145
Publishing	374	(104)	—	270
Other	(106)	(31)	—	(137)

Consolidated Total	$1,729	$(354)	$(23)	$1,352

	For the Three Months Ended June 30, 2010 (US $ Millions)
	Segment Operating income (loss) before depreciation and amortization	Depreciation and amortization	Amortization of cable distribution investments	Segment Operating income (loss)
Cable Network Programming	$621	$(38)	$(20)	$563
Filmed Entertainment	161	(24)	—	137
Television	136	(23)	—	113
Direct Broadcast Satellite Television	167	(70)	—	97
Publishing	294	(98)	—	196
Other	(132)	(42)	—	(174)

Consolidated Total	$1,247	$(295)	$(20)	$932

	For the Twelve Months Ended June 30, 2011 (US $ Millions)
	Segment Operating income (loss) before depreciation and amortization	Depreciation and amortization	Amortization of cable distribution investments	Segment Operating income (loss)

Cable Network Programming	$3,008	$(156)	$(92)	$2,760
Filmed Entertainment	1,037	(110)	—	927
Television	770	(89)	—	681
Direct Broadcast Satellite Television	546	(314)	—	232
Publishing	1,253	(389)	—	864
Other	(481)	(133)	—	(614)

Consolidated Total	$6,133	$(1,191)	$(92)	$4,850

	For the Twelve Months Ended June 30, 2010 (US $ Millions)
	Segment Operating income (loss) before depreciation and amortization	Depreciation and amortization	Amortization of cable distribution investments	Segment Operating income (loss)

Cable Network Programming	$2,505	$(153)	$(84)	$2,268
Filmed Entertainment	1,442	(93)	—	1,349
Television	305	(85)	—	220
Direct Broadcast Satellite Television	508	(278)	—	230
Publishing	852	(385)	—	467
Other	(384)	(191)	—	(575)

Consolidated Total	$5,228	$(1,185)	$(84)	$3,959